                                SCHEDULE 14A
                               (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

[X]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Preliminary Proxy Statement            [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CytRx Corporation
              ------------------------------------------------
              (Name of Registrant as Specified in its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
                                                                         -------
      (2) Aggregate number of securities to which transaction applies:
                                                                      ----------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

          -----------------------------------------

      (5) Total fee paid:
                         ------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount previously paid:
                                 --------------------------

      (2) Form, Schedule or Registration Statement No.:
                                                       ---------------------

      (3) Filing Party:
                       -----------------------------

      (4) Date Filed:
                     -------------------------------

                              CYTRX CORPORATION
                           154 TECHNOLOGY PARKWAY
                           NORCROSS, GEORGIA 30092




                                                                    May 27, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of CytRx Corporation, which will be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, on Thursday, June 26, 1997, at 10:00 a.m. local time.

     We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with members of the Board of Directors and management team. Five items of business, which will be considered and voted upon this year, are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting.

     If you have any questions about the Proxy Statement or the 1996 Annual Report, please contact Mark W. Reynolds at (770) 368-9500.


                                               Sincerely,

                                               /s/ Jack J. Luchese
                                               -----------------------

                                               Jack J. Luchese
                                               President and
                                               Chief Executive Officer

                              CYTRX CORPORATION
                           154 TECHNOLOGY PARKWAY
                           NORCROSS, GEORGIA 30092

                    NOTICE TO THE HOLDERS OF COMMON STOCK
                       OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 26, 1997

     Notice is hereby given to the holders of the $.001 par value per share Common Stock (the "Common Stock") of CytRx Corporation (the "Company") that the Annual Meeting of Stockholders of the Company will be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, on Thursday, June 26, 1997, at 10:00 a.m. local time (the "Annual Meeting") for the following purposes:

     (i)   to elect five directors to the Company's Board of Directors;

     (ii) to amend the Company's Bylaws to classify the Board of Directors into three classes, each of which shall contain an equal number of directors to the extent possible, with directors in each class to be elected to three-year terms;

     (iii) to amend the Company's Certificate of Incorporation to provide that stockholder action by written consent without a meeting must be taken by the holders of at least 80% of the Company's outstanding shares of Common Stock;

     (iv) to amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock to 25,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share;

     (v) to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997; and

     (vi) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only those stockholders of record at the close of business on April 28, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.


                                        By Order of the Board of Directors,

                                        /s/ Mark W. Reynolds
                                        -----------------------------------

                                        Mark W. Reynolds
May 27, 1997                            Secretary


     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                              CYTRX CORPORATION
                           154 TECHNOLOGY PARKWAY
                           NORCROSS, GEORGIA 30092

                                                                    MAY 27, 1997
                               PROXY STATEMENT


                                INTRODUCTION

     This Proxy Statement is furnished to holders of the $.001 par value per share Common Stock ("Common Stock") of CytRx Corporation, a Delaware corporation (the "Company" or "CytRx"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, on Thursday, June 26, 1997, and at any adjournments thereof (the "Annual Meeting").

     At the Annual Meeting, the stockholders of the Company will vote upon the following matters: (i) a proposal to elect five directors to the Company's Board of Directors; (ii) a proposal to amend the Company's Bylaws to classify the Board of Directors of the Company; (iii) a proposal to amend the Company's Certificate of Incorporation to provide that stockholder action by written consent without a meeting must be taken by the holders of at least 80% of the Company's outstanding shares of Common Stock; (iv) a proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock to 25,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share; (v) a proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997; and (vi) such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     The Company's mailing address and the location of its principal executive offices are 154 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about May 27, 1997.

STOCKHOLDERS ENTITLED TO VOTE

     Only stockholders of record of the Company at the close of business on April 28, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

     On the Record Date, there were 7,411,120 shares of the Common Stock issued and outstanding held by approximately 1,500 stockholders of record. Holders of Common Stock are entitled to one vote per share.

     The Bylaws provide that the holders of shares of the Common Stock entitled to cast a majority of the votes on the matters at issue at the Annual Meeting, present in person or by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions will be counted as present, but broker non-votes will not be counted.

     The affirmative vote of a plurality of the votes cast at the Annual Meeting will be required for approval of Proposal I to elect five directors to the Company's Board of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval of Proposal II, to amend the Company's Bylaws to classify the Company's Board of Directors, and Proposal V, to ratify Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997. The affirmative vote of the holders of a majority of the shares of the Company's shares of Common Stock that are outstanding and entitled to vote will be required for approval of Proposal III, to amend the Company's Certificate of Incorporation to provide that stockholder action by written consent without a meeting must be taken by the holders of at least 80% of the Company's outstanding shares of Common Stock, and Proposal IV, to increase the Company's authorized capital stock to 25,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

     With regard to the election of directors: (i) votes that are withheld will be excluded entirely from the vote and will have no effect and votes that are withheld for a particular nominee will be excluded from the vote for that nominee only; and (ii) abstentions and broker non-votes will have no effect since approval by a percentage of the shares present or outstanding is not required.

     Abstentions may be specified on proposals other than the election of directors. Abstentions will be considered present and entitled to vote at the meeting but will not be counted as votes cast. Therefore, abstentions will have no effect on the adoption of Proposal II or Proposal V but will have the effect of a vote against Proposal III or Proposal IV. Broker non-votes are not considered entitled to vote and thus will have no effect on the adoption of any of the proposals.

PROXIES

     If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED IN FAVOR OF ALL PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND IN THE BEST JUDGMENT OF THE HOLDERS OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

     A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: CytRx Corporation, 154 Technology Parkway, Norcross, Georgia 30092, Attention: Mark W. Reynolds, Secretary.

                                 PROPOSAL I
                            ELECTION OF DIRECTORS

     Pursuant to the Company's Bylaws, the Board of Directors has set the number of directors of the Company at five and proxies cannot be voted for a greater number of persons. The Board of Directors has nominated the following individuals for election by the holders of Common Stock as directors of the
Company:

                               Jack L. Bowman
                          Raymond C. Carnahan, Jr.
                                  Max Link
                               Jack J. Luchese
                           Herbert H. McDade, Jr.

     Each of these nominees is currently a director of the Company. If Proposal II is approved, Mr. Luchese will be elected as a Class I director to serve until the Company's 1998 annual meeting of stockholders, Messrs. Carnahan and McDade will be elected as Class II directors to serve until the Company's 1999 annual meeting of stockholders, and Messrs. Bowman and Link will be elected as Class III directors to serve until the Company's 2000 annual meeting of stockholders (or, in each case, until his successor is elected and qualified or his earlier death, resignation or removal). If Proposal II is approved, after this year's election directors will be elected for three-year terms. If Proposal II is not approved, each director will serve until the Company's 1998 annual meeting of stockholders or until his successor is duly elected and qualified. The persons designated as proxies intend to vote the shares represented thereby in favor of the election to the Board of Directors of the nominees whose names appear above, unless either authority to vote for any or all of the nominees is withheld or such proxy has previously been revoked. It is believed that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person as they may select. It is anticipated that management stockholders of the Company will vote for the election of the nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES. THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

CERTAIN INFORMATION CONCERNING NOMINEES

     The following table sets forth the names and ages of the current directors of the Company, who are also the nominees for election as directors, the year in which each such person was first elected a director, all positions and offices with the Company held by each such person, the business experience during at least the last five years of each such person, and any other directorships held by such person in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. Each of the following directors has served continuously as a director since the year in which he was first elected a director, and the term of each director ends with the Annual Meeting or when his successor is elected and qualified. None of the following persons serves as a director or is nominated to be elected a director pursuant to any arrangement or understanding between him and any other person. For information concerning membership on Committees of the Board of Directors, see "Meetings of the Board of Directors and Committees" below. For information concerning directors' ownership of Common Stock, see "Beneficial Owners of More Than Five Percent of the Company's Common Stock; Shares Held by Directors and Executive Officers" below.


                               POSITIONS WITH THE COMPANY, BUSINESS EXPERIENCE
NAME AND YEAR                  DURING AT LEAST THE PAST FIVE YEARS, AND OTHER
FIRST ELECTED DIRECTOR    AGE  DIRECTORSHIPS
----------------------    ---  -------------------------------------------------
Jack L. Bowman            64   Prior to his retirement at the end of 1993, Mr.
(1994)                         Bowman was Company Group Chairman at Johnson &
                               Johnson Company, a position he held from 1987.
                               From 1991 to 1993, Mr. Bowman was responsible
                               for Johnson & Johnson Company's diagnostic,
                               blood glucose monitoring, and certain
                               over-the-counter pharmaceutical businesses.
                               Prior to that assignment at Johnson & Johnson,
                               he was responsible for a major portion of
                               Johnson & Johnson's global pharmaceutical
                               businesses.  From 1983 to 1987, he was Executive
                               Vice President of American Cyanamid Company
                               where he was responsible for the pharmaceutical,
                               medical device and over-the-counter and toiletry
                               businesses. Mr. Bowman has also served as
                               President, Lederle Laboratories Division and
                               Executive Vice President, CIBA-GEIGY



Jack L. Bowman                 Pharmaceutical Division.  Mr. Bowman serves as a
(1994) (CON'T.)                director of NeoRx Corporation, Pharmagenics,
                               Inc., Cell Therapeutics, Inc. and Coating
                               Technologies International.  He also is a
                               director of Proceutics, Inc., Vaxcel, Inc. and
                               Vetlife, Inc., wholly-owned subsidiaries of
                               CytRx Corporation, and is a former member of the
                               Johns Hopkins University Board of Trustees.

Raymond C. Carnahan, Jr.  71   Mr. Carnahan has over 39 years of experience in
(1991)                         cost controls and operational systems in a
                               variety of industries.  Prior to his retirement
                               in 1991, Mr. Carnahan served as Manager,
                               International Cost Analysis Planning for Johnson
                               & Johnson International from 1974 to 1991.  Mr.
                               Carnahan is an arbitrator for the American
                               Arbitration Association and has provided
                               consulting services to Waterford-Wedgewood
                               Corporation in England and to Torf
                               Pharmaceutical Corporation in Portland.  Mr.
                               Carnahan also serves as the Treasurer for the
                               Morristown Memorial Hospital Chaplaincy Service
                               in Morristown, New Jersey, and is a director of
                               Proceutics, Inc., Vaxcel, Inc. and Vetlife,
                               Inc., wholly-owned subsidiaries of CytRx
                               Corporation.

Max Link                  56   Dr. Link joined the Board of Directors in
(1996)                         November 1996.  From May 1993 to June 1994, Dr.
                               Link served as the Chief Executive Officer of
                               Corange U.S. Holdings Inc. (the holding company
                               for Boehringer Mannheim Therapeutics, Boehringer
                               Manheim Diagnostics and DePuy International).
                               From 1992 to 1993, Dr. Link was Chairman of
                               Sandoz Pharma.  From 1990 to 1992, Dr. Link was
                               the Chief Executive Officer of Sandoz and from
                               1987 to 1989, he was head of the Pharmaceutical
                               Division and a member of the Executive Board of
                               Sandoz, Ltd., Basel.  Prior to 1987, Dr. Link
                               served in various capacities with the United
                               States operations of Sandoz, including President
                               and Chief Executive Officer.  Dr. Link also
                               serves on the Boards of Directors of Protein
                               Design Laboratories, Alexion Pharmaceuticals,
                               Human Genome Sciences and Procept.

Jack J. Luchese           48   Mr. Luchese was named President and Chief
(1989)                         Executive Officer of the Company in March, 1989
                               and became Chairman of the Board in June, 1995.
                               Prior to joining the Company, Mr. Luchese served
                               as Vice President and General Manager of the
                               Armour Pharmaceutical Corporation, and as Vice
                               President, Corporate Business Development and a
                               member of the Management Committee of Rorer
                               Group, Inc. (now Rhone-Poulenc Rorer).  Prior to
                               joining Rorer Group, Inc., Mr. Luchese was with
                               Johnson & Johnson Company for 15 years where he
                               held various positions in business development,
                               licensing, sales, new products marketing, and
                               finance.  Mr. Luchese also serves as a director
                               of Proceutics, Inc., Vaxcel, Inc. and Vetlife,
                               Inc., wholly-owned subsidiaries of CytRx
                               Corporation.




Herbert H. McDade, Jr.    70   From 1989 to 1996 Mr. McDade was Chairman,
(1990)                         President and Chief Executive Officer of Chemex
                               Pharmaceuticals, Inc., becoming Chairman of
                               Access Pharmaceutical Co. (the successor
                               corporation to Chemex) in January, 1996.  From
                               1986 to 1989 he was Chairman and President of
                               Armour Pharmaceutical Corporation, a
                               wholly-owned subsidiary of Rorer Group, Inc.
                               (now Rhone-Poulenc Rorer).  Prior to 1986, Mr.
                               McDade served as Vice President of  the Revlon
                               Corporation.  Mr. McDade also serves as a
                               director of Proceutics, Inc., Vaxcel, Inc. and
                               Vetlife, Inc., wholly-owned subsidiaries of
                               CytRx Corporation, and is a member of the Board
                               of Trustees of Thomas Acquinas College.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     Board of Directors. The property, affairs and business of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Company has standing Audit and Compensation Committees of the Board of Directors. The Company does not have a standing nominating committee.

     The Board of Directors held six meetings during 1996. Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors, with the exception of Max Link, who was unable to attend the single Board meeting held subsequent to his election as a director. Each member of a committee, during the period he was a committee member, attended at least 75% of the meetings of each committee on which he served.

     Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Raymond C. Carnahan, Jr. (Chairman), Jack L. Bowman and Herbert H. McDade, Jr. The Audit Committee held two meetings during 1996.

     Compensation Committee. The Compensation Committee is authorized to review annual salaries and bonuses and has the authority to determine the recipients of options, the time or times at which options shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option. The Compensation Committee also is authorized to interpret the CytRx Corporation 1986, 1994 and 1995 Stock Option Plans (collectively, "the Plans"), to prescribe, amend and rescind rules and regulations relating to the Plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plans. Its current members are Jack L. Bowman (Chairman), Raymond C. Carnahan, Jr. and Herbert H. McDade, Jr. The Compensation Committee held four regular meetings and one special meeting during 1996.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Non-employee directors receive a fee of $3,000 for each two-day Board meeting attended and $500 for each committee meeting attended. Non-employee directors who chair a Board committee will receive an additional $250 for each committee meeting attended.

     Prior to March 1996, non-employee members of the Board of Directors received a quarterly retainer of $1,000. The non-employee Chairman of the Board and directors who chaired a Board committee received an additional quarterly retainer of $250. The non-employee directors also were eligible to receive fees of $500 and $250 for each regularly-scheduled Board meeting and committee meeting attended, respectively, and a fee of $1,000 for each special Board meeting attended. Non-employee directors who also served on the Board of one of the Company's wholly-owned subsidiaries also received a quarterly retainer of $1,000 and a fee of $500 for each subsidiary Board meeting attended. Effective in March 1996, the Board compensation structure was revised to eliminate the quarterly retainers as well as fees for service as a director of wholly-owned subsidiaries.

     Pursuant to the CytRx Corporation 1994 Stock Option Plan (the "Plan"), each non-employee director receives an initial stock option grant to purchase 5,000 shares upon the date he or she first becomes a member of the Board. Options to purchase 1,875 shares of Common Stock are granted to each non-employee director annually. Stock option grants to directors pursuant to the Plan contain the same terms and provisions as stock option grants to employees, except that options granted to directors are considered Non-Qualified Stock Options for income tax reporting purposes. Non-employee directors who also serve as a director of one of the Company's wholly-owned subsidiaries receive an initial stock option grant to purchase 5,000 shares of the subsidiary's common stock upon the date he or she first becomes a member of the subsidiary's Board and an annual stock option grant to purchase 2,500 shares.

     During 1996, Mr. Raymond C. Carnahan, Jr. performed certain consultation services for the Company for which he received a fee of $2,000.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF THE COMPANY'S COMMON STOCK; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

     Based solely upon information made available to the Company, the following table sets forth certain information with respect to the beneficial ownership of Common Stock as of April 28, 1997 by (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the Named Executive Officers (as defined under "Executive Compensation" below); and (iv) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


                                                                     SHARES OF COMMON STOCK
                                                                    -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                 NUMBER   PERCENTAGE(1)
------------------------------------                                 ------   -------------

NAMED EXECUTIVE OFFICERS AND DIRECTORS (2):
Jack L. Bowman (3)                                                     5,379         *
Raymond C. Carnahan, Jr. (4)                                           4,440         *
R. Martin Emanuele (5)                                                89,066       1.2
William B. Fleck (6)                                                  24,073         *
Max Link                                                              10,000         *
Jack J. Luchese (7)                                                  678,988       8.4
Herbert H. McDade, Jr. (8)                                            10,333         *
Mark W. Reynolds (9)                                                  24,715         *
All executive officers and directors as a group (8 persons) (10)     846,994      10.4

OTHER 5% STOCKHOLDERS:
Robert L. Hunter, Jr.                                                515,428       7.0
3640 Churchwell Court
Tucker, Georgia 30084


-------------------------------
*    Less than 1%.

(1)  Based on 7,411,120 shares of Common Stock outstanding on April 28, 1997.
(2) The business address of all such persons is: c/o CytRx Corporation, 154 Technology Parkway, Norcross, Georgia 30092.
(3) Includes options to purchase 4,654 shares of Common Stock exercisable within 60 days.
(4) Includes options to purchase 4,190 shares of Common Stock exercisable within 60 days.
(5) Includes options to purchase 77,764 shares of Common Stock exercisable within 60 days.
(6) Includes options to purchase 17,912 shares of Common Stock exercisable within 60 days.
(7) Includes warrants to purchase 644,927 shares of Common Stock exercisable within 60 days.
(8) Includes options to purchase 9,333 shares of Common Stock exercisable within 60 days.
(9) Includes options to purchase 21,043 shares of Common Stock exercisable within 60 days.
(10) Includes options to purchase 779,823 shares of Common Stock exercisable within 60 days.

EXECUTIVE OFFICERS OF THE COMPANY

     Except for Jack J. Luchese, discussed above under "Certain Information Concerning Nominees", the following table sets forth the names and ages of the executive officers of the Company and all persons chosen to become executive officers, all positions and offices with the Company held by each such person, the period(s) during which such person has held such positions and offices and the business experience during at least the last five years of each such person. Each of the following executive officers serves until his successor is elected and qualified or until his earlier death, resignation or removal. None of the following persons serves as an officer or is to be selected as an officer pursuant to any arrangement or understanding between him and any other person(s). For information concerning executive officers' ownership of Common Stock, see "Beneficial Owners of More Than Five Percent of the Company's Common Stock; Shares Held by Directors and Executive Officers."


                           POSITIONS WITH THE COMPANY AND
NAME                  AGE  BUSINESS EXPERIENCE DURING AT LEAST THE PAST FIVE YEARS
----                  ---  -------------------------------------------------------
R. Martin Emanuele,   42   Dr. Emanuele has been Vice President of Development of
Ph.D.                      the Company since June 1990.  Previously, Dr. Emanuele
                           served as the RheothRx project director at the
                           Company.  Before joining CytRx in 1988, he worked as a
                           clinical research scientist at DuPont Critical Care
                           and as a visiting scientist at Institute Choay.

William B. Fleck      39   Mr. Fleck joined CytRx in April 1993 as Vice
                           President, Human Resources.  From 1992 to 1993 Mr.
                           Fleck served as Director, Human Resources and Training
                           for Central Health Services (CHS).  During 1991, he
                           was Director, Human Resources for Knowledgeware, Inc.
                           Prior to joining Knowledgeware, Mr. Fleck held senior
                           human resources management positions with MCI
                           Communications from 1989 to 1991 and Harris/3M from
                           1984 to 1989.

Mark W. Reynolds      35   Mr. Reynolds joined CytRx in 1988 as Controller,
                           becoming Chief Financial Officer and Corporate
                           Secretary in November 1996.  Prior to joining CytRx,
                           Mr. Reynolds was employed as a certified public
                           accountant with Arthur Andersen LLP in Atlanta,
                           Georgia.

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 1994, 1995 and 1996 for
(i) the President and Chief Executive Officer of the Company; (ii) each of the other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1996 and whose total salary and bonus exceeded $100,000; and (iii) one additional individual who would have been one of the registrant's four most highly compensated executive officers other than the President and Chief Executive Officer but for the fact that the individual was not serving as an executive officer of the registrant at December 31, 1996 (determined as of December 31, 1996 and collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE



                                                            Long-Term
                                                           Compensation
                                                           ------------
                                    Annual Compensation     Securities
                                   ----------------------   Underlying      All Other
Name and Principal Position  Year   Salary($)    Bonus($)   Options(#)   Compensation($)(1)
---------------------------  ----  ----------    --------   -----------  ------------------
Jack J. Luchese              1996    $307,000    $ 80,000    200,000           $4,750
 President and Chief         1995     295,000      75,000    132,427(2)         4,620
 Executive Officer           1994      64,500     100,000     75,000            4,620

R. Martin Emanuele           1996     162,500      15,000      5,000            4,750
 Vice President,             1995     157,500      25,000     50,265(2)         4,620
 Preclinical Research &      1994     146,250      17,500      6,250            4,620
 Development

William B. Fleck             1996     113,500          --     20,000            4,750
 Vice President,             1995     110,000      15,000     17,912(2)         4,620
 Human Resources             1994     105,000      25,000      3,750            4,620

Mark W. Reynolds             1996      82,333      25,000     25,000            4,750
 Chief Financial Officer     1995      76,000       8,000     36,877(2)         4,620
 Corporate Secretary         1994      71,000       8,000      1,875            4,620

James M. Yahres              1996     151,000       5,000         --            4,750
 Former Vice President,      1995     146,500      15,000     27,031(2)         4,620
 Finance &                   1994     141,000      25,000      3,750            4,620
 Administration

-------------------------------

(1) Amounts represent matching contributions by the Company under the Company's 401(k) Profit Sharing Plan.

(2) Includes shares underlying options and warrants which were reissued and repriced concurrent with the cancellation of previously issued options and warrants.

                      OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the stock options and warrants granted during the fiscal year ended December 31, 1996 to each of the Named Executive Officers.



                                             Individual Grants
                    ------------------------------------------------------------------
                                                                                                         Potential Realizable
                                                                                                       Value at Assumed Annual
                                                % of Total                                                Rates of Stock Price
                           Number of         Options Granted to       Exercise or                   Appreciation for Option Term($)
                     Securities Underlying       Employees            Base Price        Expiration  -------------------------------
Name                  Options Granted (#)      in Fiscal Year          ($/Share)           Date            5%               10%
----                ----------------------  --------------------  --------------------  ----------  ----------------  -------------

Jack J. Luchese            200,000 (1)             78.4%                 $3.69           3/27/06         $463,810        $1,175,385

R. Martin Emanuele           5,000 (2)              2.0                   3.63           12/5/06           11,399            28,887

William B. Fleck            20,000 (2)              7.8                   3.63           12/5/06           45,595           115,546

Mark W. Reynolds            20,000 (2)              7.8                   3.63           12/5/06           45,595           115,546
                             5,000 (2)              2.0                   4.00           11/1/06           12,578            31,875

-------------------------

(1) Warrants granted to Mr. Luchese are subject to the terms described under "Employment Agreement."

(2) These options vest in equal annual installations over a three-year period and are exercisable for ten years from the date of grant. Exercise price is based on the market price of CytRx Common Stock as of the date of grant.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT DECEMBER
                                   31, 1996

     The following table sets forth the number and total value of unexercised in-the-money options at December 31, 1996 for each of the Named Executive Officers using the price per share of the Common Stock of $3.44 on December 31, 1996. No stock options were exercised during 1996 by any of the Named Executive Officers.



                    Number of Securities Underlying              Value of Unexercised
                          Unexercised Options                    In-the-Money Options
                        at December 31, 1996(#)                at December 31, 1996($)
                    -------------------------------          ---------------------------
                    Exercisable       Unexercisable          Exercisable   Unexercisable
                    ------------      -------------          ------------  -------------
Jack J. Luchese        632,427            250,000              $   --            $--

R. Martin Emanuele      77,764              8,334               8,594             --

William B. Fleck        17,912             23,750                  --             --

Mark W. Reynolds        21,043             26,875               5,781             --

James M. Yahres         27,031              3,750                  --             --

EMPLOYMENT AGREEMENT

     Jack J. Luchese was named President and Chief Executive Officer of the Company in March 1989. Mr. Luchese's current employment agreement was amended and restated in February 1995 (the "Agreement") to extend his employment with the Company until December 31, 1998, subject to earlier termination. The Agreement also consolidates (through cancellation and reissuance) all warrants previously granted to Mr. Luchese. Under the Agreement, Mr. Luchese is paid an annual base salary of

$295,000 (effective January 1, 1995), adjusted annually in proportion to the average annual merit increases for all other employees. In addition to his annual base salary, Mr. Luchese is eligible to receive cash bonuses with respect to each calendar year during the term of the Agreement as determined from time to time by the Board of Directors of the Company in its sole discretion. The Agreement also contains confidentiality and noncompetition provisions.

     The Agreement also grants Mr. Luchese warrants to purchase an aggregate of 682,427 shares of CytRx Common Stock (the "Warrants") subject to the exercise requirements set forth in the agreement. Warrants to purchase 50,000 shares at $4.50 per share expire on February 22, 2001. Warrants to purchase 32,427 shares at $7.00 per share expire on March 24, 2003. Warrants to purchase 100,000 shares at $7.00 per share expire on December 31, 2004. Warrants to purchase 500,000 shares at $4.50 per share expire on December 31, 2004. As of April 28, 1997, 644,927 of the Warrants are vested. The remaining Warrants vest at the rate of 6,250 shares at the beginning of each calendar quarter until October 1, 1998. All of the Warrants that have vested on the termination of the Agreement may be exercised by Mr. Luchese at any time until the expiration of the Warrants. In March 1996 Mr. Luchese was granted additional warrants to purchase an aggregate of 200,000 shares at $3.69 per share (the "1996 Warrants"). The 1996 Warrants will vest upon the achievement of certain corporate financing milestones as set forth in the agreement. As of April 28, 1997, none of the 1996 Warrants are vested. The shares of stock that may be acquired upon exercise of the Warrants and 1996 Warrants have been or will be registered by the Company under the Securities Act of 1933, as amended. The Warrants contain certain anti-dilution provisions and provide for accelerated vesting in the event that Mr. Luchese's employment is terminated by the Board of Directors without cause, in the event of his death or disability or in the event of a change of control.

     In April 1997, the Company again amended the Agreement in order to delete the provisions relating to a change in control of the Company. In consideration of that amendment, the Company has entered into a separate Change in Control Employment Agreement (the "Change in Control Agreement") with Mr. Luchese. The Change in Control Agreement will become effective if and when a Change in Control (as defined) occurs during the three-year period following the date of the Change in Control Agreement or during any of the one-year annual renewal periods (the "Change of Control Period"), or if Mr. Luchese's employment is terminated in connection with or in anticipation of a Change of Control (in either case, the "Effective Date").

     A Change in Control is defined in the Change in Control Agreement to include the following: (i) an acquisition (other than directly from the Company) by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company's shareholders) of 25% or more of the Company's Common Stock or the Company's then outstanding voting securities; (ii) a change in a majority of the current Board of Directors (the "Incumbent Board") (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the shareholders of the Company prior to such transaction own, in the same proportion, more than 60% of the voting power of the entity resulting from the Business Combination, at least a majority of the board of directors of the resulting entity were members of the Incumbent Board, and after which no person (other than the resulting entity and certain affiliates) beneficially owns 25% or more of the voting power of the resulting entity, except to the extent such ownership existed prior to the Business Combination; or (iv) the approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

     Mr. Luchese's employment period under the Change in Control Agreement begins on the Effective Date and continues for two years. During the employment period, Mr. Luchese's position, authority, duties and responsibilities will be at least commensurate in all material respects with those held by him during the 120-day period prior to the Change in Control and he will receive (i) a monthly base salary equal to or greater than the highest monthly base salary paid to him by the Company during the previous year; (ii) an annual cash bonus at least equal to the highest bonus paid to him in any of the three fiscal years prior to the Effective Date, and
(iii) the ability to participate in all incentive, savings, welfare benefit, fringe benefit and retirement plans of the Company.

     If Mr. Luchese's employment terminates during the employment period he will receive certain severance benefits under the Change in Control Agreement. If his employment terminates by reason of his death or disability, he will receive certain obligations accrued through the date of termination (e.g., salary, prorata bonus, deferred compensation and vacation pay) plus the normal death and disability benefits, if any, to which he is otherwise entitled, including those under the Agreement. If he is terminated by the Company for cause (as defined), or if he voluntarily resigns without good reason (as defined) other than during the 30-day period beginning on the first anniversary of the Effective Date, he will receive only his accrued benefits through the termination date and any previously-deferred benefits, plus any other post-termination benefits, if any, to which he is otherwise entitled, including those under the Agreement. If he is terminated by the Company (i) without cause, (ii) resigns voluntarily for good reason, or (iii) resigns for any reason during the 30-day period beginning on the first anniversary of the Effective Date, he will receive a lump sum cash payment equal to: (a) his base salary through the date of termination, (b) a prorata bonus for the year of termination, based upon his actual bonus earned in the prior year ("Most Recent Bonus"), (c) an amount equal to two times the sum of his base salary and Most Recent Bonus, and (d) any unpaid deferred compensation and vacation pay. In addition, Mr. Luchese would be entitled to continued employee welfare benefits for two years after the date of termination, and a lump sum payment equal to the actuarial value of the service and compensation credit under the Company's qualified and supplemental retirement plans that he would have received had he remained employed for two years after the date of his termination. Mr. Luchese will be required to repay to the Company, with interest, the lump-sum benefit equal to two times the sum of his base salary and Most Recent Bonus if, during the two-year employment period, he violates a certain non-competition covenant in the Change in Control Agreement.

     If the total payments to Mr. Luchese under the Change in Control Agreement and from any other source would result in the imposition of an excise tax under
Section 4999 of the Code, the payments will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a net after-tax benefit to Mr. Luchese. The Change in Control Agreement further provides that Mr. Luchese has no obligation to mitigate severance payments, the Company will reimburse Mr. Luchese for all legal fees incurred in enforcing or contesting the Change in Control Agreement, and Mr. Luchese will hold for the benefit of the Company all confidential information concerning the Company obtained over the course of his employment. The Company will require its successors to expressly assume its obligations under the Change in Control Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 (the "1933 Act") or under the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the 1933 Act or the 1934 Act.

     The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation practices of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's stock option plans.

     The Committee believes that the Chief Executive Officer's compensation should be heavily influenced by Company performance, although "performance" for a company in the biotechnology industry does not necessarily correlate to profits. The Committee considers "performance" to include achievement of product development targets and milestones, and effective management of personnel and capital resources, among other criteria. The Committee also reviews the Chief Executive Officer's compensation in light of the level of similar executive compensation arrangements within the biotechnology industry.

     The Committee also believes that stock options should be granted to the Chief Executive Officer, as well as to other executives, primarily based on the executive's ability to influence the Company's long-term growth and profitability. As such, Mr. Luchese has been granted warrants to purchase 882,427 shares of CytRx Common Stock at prices ranging from $3.69 to $7.00 per share. These warrants cover the period from Mr. Luchese's initial employment (March 13, 1989) through December 31, 1998. See "Employment Agreement" for a full discussion of the terms of Mr. Luchese's employment agreement. The Committee believes that this arrangement provides Mr. Luchese with the greatest incentive to accelerate achievement of corporate objectives and thereby enhance long-term stockholder value.

     Under his employment agreement, Mr. Luchese is eligible to be considered for an annual cash bonus, which is solely at the discretion of the Committee based upon such factors as the Committee deems appropriate. Mr. Luchese's performance period for purposes of this report is January 1, 1995 through December 31, 1995. During 1995 the Company experienced disappointing results with its lead compound, RheothRx, and the Company's licensee, Glaxo-Wellcome, decided not to pursue further development of the RheothRx project. However, the Company was well prepared to respond to this situation, having established contingency plans in advance of the Glaxo decision. These responsive plans, which were implemented immediately and concurrently, included: the elimination of the Company's in-house clinical research department; downsizing of related preclinical resources; initiation of a "defensive response plan" which included a renal dysfunction study as well as a chemistry purification/fractionation process; and, the formation of the Company's Proceutics subsidiary which was established to maximize opportunities for existing personnel and capital resources. The Company has well positioned its subsidiary operations to generate a balanced, focused and high-value potential for its shareholders. Also, with the completion of the RheothRx purification project, the Company can now evaluate CRL-5861 (purified RheothRx)in other disease states, with initial focus on Sickle Cell Crisis. Based upon these accomplishments, the Committee awarded Mr. Luchese a cash bonus for 1995 of $80,000 which was paid in January 1996. Mr. Luchese is also eligible for an annual salary increase based upon the overall company average merit increases.

     The Committee has adopted similar practices with respect to compensation of other executive officers of the Company. In establishing base salaries and cash bonuses for executive officers, the Committee considers relative company performance, the individual's past performance and future potential, and compensation for persons holding similarly responsible positions at other companies in the pharmaceutical and biotechnology industries. The relative importance of these factors varies depending upon the individual's responsibilities; all facts are considered in establishing both base salaries and cash bonuses. When making comparison to other companies, the Committee generally considers those companies included in the Nasdaq Pharmaceutical Index. The Committee, in conjunction with the Chief Executive Officer, has also established a model composed of salary categories with specified percentages to be applied to each employee's salary (including executive officers) to provide a guideline for annual cash bonuses and the number of stock options to be granted. This model is used only as a guideline, as some subjectivity must be applied in evaluating each individual's performance. As with the Chief Executive Officer, the number of options granted is determined by the evaluation of the Executive's ability to influence the Company's long-term growth and profitability. The Committee also considers the aggregate number of options granted in past years. All options are granted at the current market price. Because the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for executives to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

     For 1996, the Committee considered Section 162(m), which limits tax deductions of public companies on compensation to certain executive officers in excess of $1 million dollars, along with other factors in determining executive compensation. The committee will continue to consider the effect of

Section 162(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of
Section 162(m).

                                 Respectfully submitted,

                                 Compensation Committee:

                                 Jack L. Bowman
                                 Raymond C. Carnahan, Jr.
                                 Herbert H. McDade, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation Committee. From January 1 to June 25, 1996, the Compensation Committee consisted of Messrs. Carnahan and McDade and Mr. Selvia Vescovi, a director who did not stand for reelection at the Company's 1996 annual meeting. Since June 25, 1996, the Compensation Committee has consisted of Messrs. Bowman, Carnahan and McDade.

STOCKHOLDER RETURN COMPARISON

     The following line graph presentation compares cumulative total stockholder returns of the Company with the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index (the "Peer Index") for the five year period from December 31, 1991 to December 31, 1996. The graph and table assume that $100 was invested in each of the Company's Common Stock, the Nasdaq Stock Market Index and the Peer Index on December 31, 1991, and that all dividends were reinvested. This data was furnished by the Center for Research in Security Prices, The University of Chicago.


                                   [GRAPH]

                    COMPARISON OF CUMULATIVE TOTAL RETURNS



                                    DECEMBER 31
                         ----------------------------------
                         1991  1992  1993  1994  1995  1996
-----------------------------------------------------------
CYTRX CORPORATION        $100  $124  $147  $ 31  $ 26  $ 20
-----------------------------------------------------------
THE NASDAQ STOCK MARKET   100   116   134   131   185   227
-----------------------------------------------------------
PEER INDEX                100    83    74    56   102   102
-----------------------------------------------------------

SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the registrant. Directors, executive officers and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the registrant with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996 all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.


                                 PROPOSAL II
                     CLASSIFICATION OF BOARD OF DIRECTORS

     The Company's Board of Directors unanimously recommends that holders of Common Stock approve Proposal II, which would amend the Company's Bylaws to classify the Board of Directors into three classes, each having three year terms.

DESCRIPTION OF THE PROPOSAL TO CLASSIFY THE BOARD OF DIRECTORS

     The Company's Board of Directors, by resolution, has set the number of directors at five (5). The Company's Bylaws now provide that all Directors are to be elected to the Company's Board of Directors annually for a term of one year. Proposal II is a proposal to amend the Company's Bylaws to provide that immediately upon approval of this Proposal, the Company's Board will be divided into three classes of directors, to be classified as follows: Class I - one (1) director who will serve for a term expiring at the Company's annual meeting of stockholders in 1998; Class II - two (2) directors who will serve for a term expiring at the Company's annual meeting of stockholders in 1999; and Class III
- two (2) directors who will serve for a term expiring at the Company's annual meeting of stockholders in 2000 (or, in each case, until their respective successors are duly elected and qualified or their earlier death, resignation or removal). Starting with the Company's 1998 annual meeting, one class of directors will be elected by holders of Company Common Stock each year for a three-year term. Assuming that pursuant to Proposal I each of the nominees for election to the Company's Board of Directors is in fact elected, then upon the approval of this Proposal II, the Company's Board of Directors will automatically, without further action, be classified as set forth in the following table:

Class      Term                                     Name(s) of Director(s)
-----      ----                                     ----------------------

Class I    Term Expires at the 1998 Annual Meeting  Mr. Luchese

Class II   Term Expires at the 1999 Annual Meeting  Messrs. Carnahan and McDade

Class III  Term Expires at the 2000 Annual Meeting  Messrs. Bowman and Link

If all of the current nominees for election to the Board of Directors are not elected pursuant to Proposal I, then the Board of Directors shall determine by majority vote into which classes the which members of the Board of Directors will be placed The amendment also provides that the number of directors shall be fixed by resolution of the Board of Directors.

     The classification of directors will have the effect of making it more time-consuming to change majority control of the Company's Board of Directors. Generally at least two stockholder meetings, instead of one, would be required to effect a change in the majority control of the Company's Board of Directors. It should also be noted that the classification provision will apply to every election of directors, rather than only an election occurring after a change in control, and will apply whether or not a majority of the stockholders believes a change in the Company Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     Under Delaware corporate law, unless a corporation's certificate of incorporation provides otherwise a member of a classified board of directors may be removed only for cause. Because permitting removal of directors of a classified board of directors without cause largely defeats the purpose of classifying the board of directors, the Board of Directors does not intend to effect an amendment to the Company's Certificate of Incorporation that would permit removal of members of the Board of Directors without cause.

     If the classified Board of Directors proposal is adopted, a director appointed to fill a vacancy that occurs during the year shall serve until the end of the term of the position filled or until his successor is elected and qualified or his earlier death, resignation or removal.

REASONS FOR AND ADVANTAGES OF A CLASSIFIED BOARD OF DIRECTORS

     This proposal is not prompted by any specific efforts of which the Company is aware to accumulate the Company's securities or to obtain control of the Company. The Board of Directors is making this proposal at this time because management believes that the Company may be vulnerable to proposals that would not be in the best interests of the Company's stockholders at this time and the Board of Directors desires to decrease the probability that the Company will be caused to enter into a transaction that is not in the best interests of the Company's stockholders.

     The Company's Board of Directors is asking the Company's stockholders to adopt and approve an amendment to the Company's Bylaws that would provide for a classified board of directors in order to discourage certain types of transactions, described below, which involve an actual or threatened change of control of the Company. The classified board is designed to make it more difficult and time-consuming to change majority control of the Company's Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited offer to acquire the Company, particularly an offer that does not contemplate the acquisition of all of the Company's outstanding shares, or for the restructuring or sale of all or part of the Company. As more fully described below, the Company's Board believes that, as a general rule, such unsolicited offers would not be in the best interests of the Company and its stockholders.

     In the past, third parties have sometimes acquired substantial stock positions in some public companies as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that his or her proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have itself or its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in acquiring the company, but uses the threat of a proxy fight and/or bid to acquire the company as a means of forcing the company to repurchase his equity position at a substantial premium over market price.

     The Company's Board of Directors believes that an imminent threat of removal of the Company's Board of Directors may curtail the Board's ability to negotiate effectively with such purchasers, and that, absent the protection afforded by a classified board, management would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price and structure are obtained in any transaction involving the Company which may ultimately be undertaken. If the real purpose of a takeover bid is to force the Company to repurchase an accumulated stock interest at a premium price, management faces the risk that if it does not repurchase the purchaser's stock interest, the Company's business and management may be disrupted, perhaps permanently, if such shares are not repurchased. On the other hand, such a repurchase diverts valuable corporate resources to the benefit of a single shareholder.

     In addition, the longer time required to elect a majority of a classified board will also help to preserve continuity and stability of the Company's management and policies by increasing the likelihood a majority of the directors at any given time will have at least one year of prior experience as directors of the Company. In the past, the Company has not experienced problems with continuity in its Board or with proxy contests relating to the election of directors.

CERTAIN EFFECTS AND DISADVANTAGES OF A CLASSIFIED BOARD OF DIRECTORS

     The Company's Certificate of Incorporation does not currently permit cumulative voting in the election of Company directors and the proposal relating to the classified board will not permit cumulative voting. Accordingly, the holders of a majority of the shares voting at a meeting for the election of directors can currently elect all of the directors then being elected at any annual or special meeting of the Company's stockholders. The adoption and approval of an amendment to the Company's Bylaws requiring a classified board would make more difficult or discourage (i) a proxy contest for control of the Company by a holder of a substantial block of the Company's capital stock or (ii) the removal of the incumbent Board of Directors and, therefore, could have the effect of entrenching incumbent management. At least two annual meetings would be needed to change a majority of the Company's Board of Directors.

     Takeovers or changes in management of the Company that are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and the stockholders. The classified board could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company's stockholders or favored by a majority of the Company's stockholders. However, the Company's Board of Directors believes that the benefits of being able to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

     In addition, since the classified board is designed in part to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board could tend to reduce the temporary fluctuation in the market price of the Company's Common Stock which can be caused by such accumulation. Accordingly, holders of the Company's Common Stock could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR CLASSIFICATION OF THE BOARD OF DIRECTORS AS HEREIN SPECIFIED. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IS REQUIRED FOR THE APPROVAL OF PROPOSAL II.


                                 PROPOSAL III
                    STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Company's Board of Directors unanimously recommends that holders of Common Stock approve Proposal III, which would provide that stockholders of the Company may not act by written consent in lieu of a meeting of the stockholders unless holders of at least eighty percent (80%) of the issued and outstanding shares of the Company's Common Stock consent to the proposed action in writing.

DESCRIPTION OF THE STOCKHOLDER ACTION BY WRITTEN CONSENT AMENDMENT

     The Stockholder Action by Written Consent amendment to the Company's Certificate of Incorporation would prohibit the Company's stockholders from acting by written consent in lieu of a meeting of stockholders unless such action is consented to in writing by holders of at least 80% of the issued and outstanding shares of Common Stock of the Company.

     Delaware law and the Company's Bylaws currently permit Company stockholders to take any action that may be taken by stockholders at any annual or special meeting of stockholders without a meeting, provided that such action is consented to in writing by stockholders having not less than the number of votes necessary to take such action at a meeting at which all outstanding shares are voted. The proposed amendment would provide that no action required or permitted to be taken by the stockholders may be taken by written consent in lieu of a meeting unless such action is consented to in writing by holders of at least 80% of the shares of the Company's Common Stock.

REASONS FOR AND ADVANTAGES OF THE STOCKHOLDER ACTION BY WRITTEN CONSENT
AMENDMENT

     This proposal is not prompted by any specific efforts of which the Company is aware to accumulate the Company's securities or to obtain control of the Company. The Board of Directors is making this proposal at this time because management believes that the Company may be vulnerable to proposals that would not be in the best interests of the Company's stockholders at this time and the Board of Directors desires to decrease the probability that the Company will be caused to enter into a transaction that is not in the best interests of the Company's stockholders.

     The Company's Board of Directors believes that the use of a consent procedure in lieu of a meeting and vote available to all stockholders is inappropriate for a publicly owned corporation, unless holders of at least 80% of the shares of Common Stock consent to the proposed action. The Board believes that the stockholders of a publicly owned corporation should have an opportunity to participate in determining any proposed action and to express their views thereon unless agreed upon by an overwhelming majority of the stockholders. This provision provides management and nonconsenting holders of at least 21% of the Common Stock the opportunity to review any proposed action, to express their views and to take any necessary action deemed appropriate by them.

CERTAIN EFFECTS AND DISADVANTAGES OF THE STOCKHOLDER ACTION BY WRITTEN CONSENT AMENDMENT

     One effect of this Proposal III may be to preclude a takeover bidder who acquires a simple majority of the outstanding shares of the Company's Common Stock from voting in favor of a merger, business combination, or other similar transaction, or voting in favor of the removal of directors, outside the process of a stockholder meeting. Because of the delay that would be involved in undertaking fundamental corporate changes requiring stockholder action, this provision may deter a future takeover attempt, merger or business combination, even if a substantial number of such stockholders favored such takeover attempt or other action. The provision could also result in incumbent directors retaining their positions until the next annual meeting at which their terms expire even though holders of a majority of the Company's Common Stock desired a change and could otherwise remove directors through a majority consent procedure.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL III. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED FOR THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK IS REQUIRED FOR APPROVAL OF PROPOSAL III.


                                 PROPOSAL IV
                 INCREASE IN THE NUMBER OF AUTHORIZED SHARES
                     OF COMMON STOCK AND PREFERRED STOCK

     The Company's Board of Directors unanimously recommends that holders of Common Stock approve Proposal IV, which would approve the adoption of an amendment to the Company's Certificate of Incorporation to increase the Company's authorized capital stock.

DESCRIPTION OF AMENDMENT

     Currently the Company's Certificate of Incorporation authorizes Eighteen Million Seven Hundred Fifty Thousand (18,750,000) shares of common stock, $.001 par value per share, and One Thousand (1,000) shares of preferred stock, par value $.01 per share, all of which shares of preferred stock have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of the Record Date, the Company had 7,411,120 shares of Common Stock issued and outstanding and no shares of Series A Preferred Stock issued and outstanding.

     On April 16, 1997, the Board of Directors adopted a resolution approving an amendment to the Company's Certificate of Incorporation (i) to increase the number of authorized shares of the Company's $.001 par value per share Common Stock to 25,000,000, and (ii) to increase the number of authorized shares of the Company's $.01 par value per share preferred stock ("Preferred Stock") to 1,000,000. The amendment is subject to stockholder approval, and is presented to the holders of the Common Stock at the Annual Meeting for consideration and approval. If approved by the stockholders, the proposed amendment will become effective upon the filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.

     The authorized shares of Common Stock and Preferred Stock in excess of those issued and outstanding would be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of the Nasdaq National Market or other stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, the additional authorized shares of Common Stock would have the same rights as the outstanding shares of Common Stock. The Board of Directors, without approval of the stockholders, could provide for issuance of shares of the Preferred Stock in series, and could establish the number of shares included in such series, and fix the designations, powers, preferences, and rights of the shares of such series, and any qualifications, limitations or restructuring thereof.

     The Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock or Preferred Stock proposed to be authorized. The Board of Directors does not intend to issue any Common Stock or Preferred Stock except on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of Preferred Stock, as determined by the Board of Directors.

     The Company's stockholders do not now have preemptive rights to subscribe for or purchase additional shares of Common Stock or Preferred Stock, and the stockholders will have no preemptive rights to subscribe for or purchase any of the additional shares to be authorized by the proposed amendment.

REASONS FOR AND ADVANTAGES OF THE AMENDMENT

     This proposal is not prompted by any specific efforts of which the Company is aware to accumulate the Company's securities or to obtain control of the Company. The Board of Directors is making this proposal at this time because management believes that the Company may be vulnerable to proposals that would not be in the best interests of the Company's stockholders at this time and the Board of Directors desires to decrease the probability that the Company will be caused to enter into a transaction that is not in the best interests of the Company's stockholders.

     The Board of Directors of the Company has recommended the amendment to the Certificate in order to provide the Company with a sufficient number of authorized shares of Common Stock and Preferred Stock for the Company's general corporate needs. The Board of Directors believes that the availability of additional shares will provide the Company with the flexibility to issue Common Stock or Preferred Stock for possible future financings, stock dividends or distributions, acquisitions, stock option plans or other proper corporate purposes which may be identified in the future by the Board of Directors, without the possible expense and delay of a special stockholders' meeting. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders' percentage voting power.

CERTAIN EFFECTS AND DISADVANTAGES OF THE AMENDMENT

     Although the Company has proposed adoption by the stockholders of proposals that may have certain anti-takeover effects, and the Board of Directors has approved, and the Company has entered into, a Shareholder Protection Rights Agreement (the "Rights Agreement") with American Stock Transfer & Trust Company for the purpose of defending against hostile takeovers of the Company, the Company has no present intention to issue shares of Common Stock or Preferred Stock in the future in order to make acquisition of control of the Company more difficult. See "Other Antitakeover Measures Taken or Anticipated" below. Nevertheless, future issuances of Common Stock or Preferred Stock could have that effect. For example, the acquisition of shares of the Common Stock or Preferred Stock by an entity in order to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock or Preferred Stock, since such issuance would dilute the stock ownership of the acquiring entity. Common Stock or Preferred Stock also could be issued to existing stockholders as a dividend or privately placed with purchasers who might side with the Board of Directors in opposing a takeover bid, thus discouraging such a bid.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED INCREASE OF THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS

OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF PROPOSAL IV.

               OTHER ANTITAKEOVER MEASURES TAKEN OR ANTICIPATED

RIGHTS PLAN

     On April 16, 1997, the Board of Directors of the Company declared a distribution of one right (a "Right") for each outstanding share of the Company's Common Stock to stockholders of record at the close of business on May 15, 1997 and for each share of Common Stock issued (including shares distributed from treasury) by the Company thereafter and prior to the Separation Time (defined below). Each Right entitles the registered holder to purchase from the Company one ten-thousandth (1/10,000th) of a share (a "Unit") of Series A Preferred Stock at a purchase price of $30 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     The Rights have been distributed to protect the Company's stockholders from coercive or abusive takeover tactics and to give the Board of Directors more negotiating leverage in dealing with prospective acquirors. Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate rights certificates will be distributed. The Rights will separate from the Common Stock and the "Separation Time" will occur upon the earlier of (i) ten business days (unless otherwise accelerated or delayed by the Board of Directors) following public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then-outstanding shares of Common Stock (a "Flip-In Date"), or (ii) ten business days (unless otherwise delayed by the Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then-outstanding shares of Common Stock. An Acquiring Person does not include
(a) any person who is a beneficial owner of 15% or more of the Common Stock on April 16, 1997 (the date of adoption of the Rights Agreement), unless such person or group shall thereafter acquire beneficial ownership of additional Common Stock, (b) a person who acquires beneficial ownership of 15% or more of the Common Stock without any intention to affect control of the Company and who thereafter promptly divests sufficient shares so that such person ceases to be the beneficial owner of 15% or more of the Common Stock, or (c) a person who is or becomes a beneficial owner of 15% or more of the Common Stock as a result of an option granted by the Company in connection with an agreement to acquire or merge with the Company prior to a Flip-In Date.

     The Rights are not exercisable until the Separation Time and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier terminated by the Company as described below.

     If a Flip-In Date occurs (i.e., the close of business ten business days following announcement by the Company that a person has become an Acquiring Person), and if the Company has not terminated the Rights as described below, then the Rights entitle the holders thereof to acquire shares of Common Stock (rather than Series A Preferred Stock) having a value equal to twice the Right's exercise price. Instead of issuing shares of Common Stock upon exercise of a Right following a Flip-In Date, the Company may substitute cash, property, a reduction in the exercise price of the Rights, Series A Preferred Stock or other securities (or any combination of the above) with a value equal to the Common Stock which would otherwise be issuable. In addition, at the option of the Board of Directors prior to the time that any person becomes the beneficial owner of more than 50% of the Common Stock, and rather than payment of the cash purchase price, each Right may be exchanged for one share of Common Stock if a Flip-In Date occurs. Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances set forth in the Rights Agreement) were, beneficially owned by any person on or after the date such person becomes an Acquiring Person will be null and void.

     Following the Flip-In Date, if the company is acquired in a merger or consolidation where the Company does not survive or the Common Stock is changed or exchanged, or 50% or more of the Company's assets or assets generating 50% or more of the Company's operating income or cash flow is transferred in one or more transactions to persons who at that time control the Company, then the Rights entitle the holders thereof to acquire for the exercise price shares of the acquiring party having a value equal to twice the Right's exercise price.

     The exercise price payable and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of Common Stock outstanding.

     At any time until the close of business on the Flip-In Date, the Board of Directors may terminate the Rights without any payment to the holders thereof. The Board of Directors may condition termination of the Rights upon the occurrence of a specified future time or event.

     Any provisions of the Rights Agreement may be amended at any time prior to the close of business on the Flip-In Date without the approval of holders of the Rights, and thereafter, the Rights Agreement may be amended without approval of the Rights holders in any way which does not materially adversely affect the interests of the Rights holders.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company (with, where required by the Rights Agreement, the concurrence of a majority of the continuing directors) unless the offer is conditioned on a substantial number of Rights being acquired. However, the Rights should not interfere with any merger, statutory share exchange or other business combination approved by a majority of the directors since the Rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by the Company that a person has become an Acquiring Person. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, the Company. To the extent any potential acquirors are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

OTHER BYLAWS PROVISIONS THAT MAY HAVE AN ANTITAKEOVER EFFECT

     Proposals II and III are part of a series of measures being taken by the Board of Directors in order to make the Company less vulnerable to transactions that may not be in the best interests of the Company's stockholders. At its April 16, 1997 meeting the Board of Directors effected two amendments to the Company's Bylaws that may be deemed to have an antitakeover effect:

           FIXING NUMBER OF DIRECTORS. The Board of Directors amended Article II, Section 2 of the Company's Bylaws to provide that the number of directors shall be as fixed by resolution of the Board of Directors.
      This amendment will prevent the stockholders of the Company from changing the size of the Board of Directors. Therefore, the stockholders of the Company will be unable to obtain immediate majority control of the Board of Directors by voting to enlarge the size of the Board and electing directors to fill the newly created positions.

           REQUIREMENTS FOR AMENDING CERTAIN PROVISIONS OF BYLAWS. The Board of Directors amended the Bylaws to provide that Article II, Section 2 of the Bylaws (and the provisions of the Bylaws specifying the vote required to amend Article II, Section 2 of the Bylaws) may not be amended without the approval of at least two-thirds (2/3rds) of the Board of Directors or the holders of at least eighty percent (80%) of the issued and outstanding shares of the Company's Common Stock. This amendment will have the effect of providing holders of less than eighty percent (80%) of the outstanding shares of the Company's

      Common Stock from circumventing the amendment of Article II, Section 2 by voting to repeal that amendment.

      In addition, the Company's Board of Directors approved each of the following amendments to the Company's Bylaws contingent upon the adoption and approval by the stockholders of the Company of certain other amendments as described below:

           REMOVAL OF DIRECTORS. Currently, the Company's Bylaws provide that any or all of the directors of the Company may be removed for cause or without cause by the stockholders, but there is not a similar provision in the Company's Certificate of Incorporation. Delaware law provides that unless a corporation's certificate of incorporation provides otherwise, a member of a classified board of directors may be removed only for cause. Therefore, if Proposal II is adopted and approved by the stockholders, this provision of the Bylaws would be inconsistent with the Delaware General Corporation law unless an amendment were to be adopted to the Company's Certificate of Incorporation that permits removal of members of
      the classified board of directors without cause.   Because permitting
      removal of members of a classified board of directors without cause largely defeats the purpose of classifying the Board of Directors, the Board of Directors does not intend to effect an amendment to the Company's Certificate of Incorporation that would permit removal of members of the Board of Directors without cause. Therefore, the Board of Directors has adopted an amendment to the Bylaws that removes the language permitting removal of directors without cause, contingent upon adoption of Proposal II.

           STOCKHOLDER ACTION BY WRITTEN CONSENT. Currently, the Company's Bylaws provide that whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a number of the stockholders having at least the minimum voting power required to take corporate action under the provisions of the Delaware General Corporation Law shall consent in writing to such corporate action. This provision is inconsistent with the amendment to the Company's Certificate of Incorporation that is proposed in Proposal III. Therefore, the Board of Directors has adopted an amendment to the Bylaws that removes the provision in the Company's Bylaws relating to the taking of stockholder action without meetings, contingent upon adoption of Proposal III.

           REQUIREMENTS FOR AMENDING CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS. The Board of Directors has adopted resolutions providing in advance for an amendment to the Company's Bylaws that provides that upon the voting upon Proposals II, III and IV by the Company's stockholders, the provisions of the Company's Certificate of Incorporation and Bylaws that are amended as proposed above (including any contingent amendments) may not be amended without the approval of at least two-thirds (2/3) of the Board of Directors or the holders of at least eighty percent (80%) of the outstanding shares of the Company's Common Stock. This amendment will have the effect of preventing holders of less than eighty percent (80%) of the outstanding shares of the Company's Common Stock from circumventing one or more of such amendments by voting to repeal such amendments.

FUTURE PLANS

      Assuming adoption of Proposals II, III and IV, and implementation of the Rights Agreement and the above-mentioned amendments to the Company's Bylaws, the Company's Board of Directors has no current plans to adopt any further agreements or changes in its Bylaws or to recommend any further amendments to its Certificate of Incorporation that may have anti-takeover effects.

'

                                  PROPOSAL V
                           RATIFICATION OF AUDITORS

     The Company's Board of Directors has selected Ernst & Young LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has no financial interest, direct or indirect, in the Company, and does not have any connection with the Company except in its professional capacity as an independent auditor.

     The ratification by the holders of Common Stock of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the holders of Common Stock. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 1997.

     The Audit Committee, which is composed of directors who are not employees of the Company, approves in advance all material non-audit services to be provided by Ernst & Young LLP and believes that these services have no effect on audit independence.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IS REQUIRED FOR APPROVAL OF PROPOSAL V.


                            STOCKHOLDER PROPOSALS

     Any proposal which a Company stockholder intends to be presented at the next annual meeting of stockholders to be held in 1998 must be received by the Company on or before January 27, 1998. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.


                                OTHER MATTERS

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company has engaged Beacon Hill Partners, Inc. to distribute proxy materials to brokers and banks for distribution to beneficial owners of the Company's Common Stock and to solicit proxies from brokerage firms, banks and institutional holders of shares. Beacon Hill Partners, Inc. will be paid a fee of $2,000.00 plus reimbursement of expenses of approximately $1,500.00 for its services.

MISCELLANEOUS

     Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

AVAILABILITY OF ANNUAL REPORT

     ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1996. IN ADDITION, COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE WITHOUT CHARGE, EXCEPT FOR EXHIBITS. STOCKHOLDERS WHO WOULD LIKE ADDITIONAL COPIES OF THE ANNUAL REPORT OR THE COMPANY'S FORM 10-K SHOULD DIRECT THEIR REQUESTS IN WRITING TO: CYTRX CORPORATION, 154 TECHNOLOGY PARKWAY, NORCROSS, GEORGIA 30092, ATTENTION: MARK
W. REYNOLDS.

                                        By Order of the Board of Directors


                                        /s/ Mark W. Reynolds
                                        ----------------------------------
May 27, 1997                            Mark W. Reynolds
                                        Secretary

                                                                        APPENDIX

PROXY                         CYTRX CORPORATION
                            154 TECHNOLOGY PARKWAY
                           NORCROSS, GEORGIA  30092
                     1997 ANNUAL MEETING OF STOCKHOLDERS


     The undersigned stockholder of CytRx Corporation (the "Company"), Norcross, Georgia, hereby constitutes and appoints Jack J. Luchese and Mark W. Reynolds, or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on Thursday, June 26, 1997, at 10:00 a.m. local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 27, 1997, the receipt of which is acknowledged, in the manner specified below.

1. ELECTION OF DIRECTORS. On the proposal to elect the following slate of directors:


Jack L. Bowman                    Max Link                Herbert H. McDade, Jr.
Raymond C. Carnahan, Jr.          Jack J. Luchese


        For [ ]                Withhold Authority [ ]


     To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

--------------------------------------------------------------------------------

2. CLASSIFICATION OF BOARD OF DIRECTORS. On the proposal to classify the Company's Board of Directors:

        For [ ]                      Against [ ]                Abstain [ ]

3. RESTRICTION ON ACTIONS TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS. On the proposal to amend the Company's Certificate of Incorporation to provide that stockholder action by written consent without a meeting must be taken by the holders of at least 80% of the Company's outstanding shares of Common Stock:

        For [ ]                      Against [ ]                Abstain [ ]

4. INCREASE IN AUTHORIZED CAPITAL STOCK. On the proposal to amend the Company's Certificate of Incorporation in order to increase the Company's authorized capital stock:

        For [ ]                      Against [ ]                Abstain [ ]


5. RATIFICATION OF SELECTION OF AUDITORS. On the proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997:

        For [ ]                      Against [ ]                Abstain [ ]

6. OTHER PROPOSALS. In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

        For [ ]                Withhold Authority [ ]


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.

     Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                           Shares Held:
                                                       --------------------------------------------
Dated:                          , 1997
      --------------------------           --------------------------------------------------------
         Month            Day                   Signature of Stockholder

                                           --------------------------------------------------------
                                                Signature of Stockholder (If held Jointly)
